Exhibit 99.1

NEWS RELEASE

NOVAGOLD Reports Second Quarter 2023 Financial Results

Advanced the Necessary Fieldwork, Resource Model and Trade-Off Studies to Prepare the Donlin Gold Project for the Next Phase of Development

Robust Treasury of $109 Million in Cash and Term Deposits, with $25 Million of Receivables in the Third Quarter 2023

The 2023 Donlin Gold field program which commenced in February 2023 has safely and successfully advanced ahead of schedule, with 63% of its direct hires being from the Yukon-Kuskokwim (Y-K) region.

The comprehensive fieldwork and trade-off studies will provide valuable information for the Donlin Gold LLC board and its owners to consider with respect to an updated feasibility study decision.

NOVAGOLD’s treasury remains strong with $109 million in cash and term deposits as of May 31, 2023, with an additional $25 million due in July 2023 from Newmont Corporation (“Newmont”), keeping NOVAGOLD in a healthy financial position to advance the Donlin Gold project up the value chain.

June 27, 2023 – Vancouver, British Columbia – NOVAGOLD RESOURCES INC. (“NOVAGOLD” or “the Company”) (NYSE American, TSX: NG) today released its 2023 second quarter financial results and an update on its Tier One1 gold development project, Donlin Gold, which NOVAGOLD owns equally with Barrick Gold Corporation (“Barrick”).

Details of the financial results for the quarter ended May 31, 2023, are presented in the consolidated financial statements and quarterly report filed on Form 10-Q on June 27, 2023 that is available on the Company’s website at www.novagold.com, on SEDAR at www.sedar.com, and on EDGAR at www.sec.gov. All amounts are in U.S. dollars unless otherwise stated.

Second Quarter 2023 Donlin Gold Highlights:

Advanced the fieldwork and geotechnical drilling for data collection required for the Alaska Dam Safety certificates of the water retention structures (including proposed Tailings Storage Facility).

Progressed with hydrological drilling to further define the depth and flow of groundwater in the areas of the planned Donlin Gold pit and surrounding infrastructure to support mine planning and design.

Updated the resource model and advanced the trade-off studies with the data derived from recent drill programs and fieldwork at the Donlin Gold project site.

In collaboration with Calista Corporation (“Calista”) and The Kuskokwim Corporation (TKC), Donlin Gold accomplished the following in areas spanning education, health and safety, cultural traditions, and environmental initiatives:

Finalized Shared Values Statements with two villages from the Y-K region, for a total of 14;

Supported Crooked Creek, the closest village to the project site, with supplies, transportation and housing following a major flooding event caused by the Kuskokwim River during ice break-up;

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1 NOVAGOLD defines a Tier One gold development project as one with a projected production life of at least 10 years, annual projected production of at least 500,000 ounces of gold, and average projected cash costs over the production life that are in the lower half of the industry cost curve.

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Held the first informational meeting of the Subsistence Community Advisory Committee (SCAC) in Aniak with Y-K residents of varying perspectives on Donlin Gold;

Supported the annual Clean-up Green-up program for 52 Y-K villages;

Sponsored the Lower Kuskokwim School District’s annual college and career fair, which hosted 70 students and 30 vendors; and

Provided financial assistance to multiple Y-K community health and safety initiatives, including the Covenant House Alaska and Bethel Community Services, to address chronic youth shelter and food security issues.

NOVAGOLD released its third annual Sustainability Report, which features a comprehensive review of the Company’s performance in the areas of environmental stewardship, health and safety, social and community engagement, and corporate governance.

Visited Washington, D.C. with Calista and the Crooked Creek Traditional Council, to pursue bipartisan outreach to the Biden Administration and the U.S. Congress to emphasize the benefits of the project, as well as the strength of the National Environmental Policy Act and Federal permitting process undertaken for the project.

President’s Message

A Perfect Asset for an Imperfect World

With approximately 39 million ounces of gold grading 2.24 grams per tonne in the Measured and Indicated Mineral Resources, inclusive of Proven and Probable Mineral Reserves, Donlin Gold hosts one of the largest and highest-grade undeveloped open-pit gold endowments in the world.2 As currently envisioned, the project would produce an average of 1.1 million ounces per year over its 27-year mine-life. This, in turn, enables Donlin Gold to potentially become one of the lowest-cost producers in the gold space, and we believe it possesses an extraordinary capacity to grow. Excellent exploration potential exists beyond the defined resources, which is located on only three kilometers of an eight-kilometer mineralized belt and represents less than 5% of the total land package. For all of these reasons and more, we believe that Donlin Gold is poised to become one of the greatest gold stories in the development space. Over time, and by keeping its promises to stakeholders, NOVAGOLD’s management has diligently protected these resources, substantially de-risked Donlin Gold, committed to responsible mining, dedicated both time and effort to building trust and transparency, and continuously found ways to improve and enhance the project while building a legacy.

Donlin Gold truly is among the rarest of gold development assets — a Tier 1 Asset in a Tier 1 Jurisdiction. Or, as we like to say, one that offers unique leverage to gold in a place where one can keep the fruits of that leverage. As the premier gold development project in Alaska — itself the second largest gold-producing state in one of the world’s safest jurisdictions — our project benefits from a well-established tradition of responsible mining. As such, Donlin Gold has the potential to form the cornerstone of genuine and sustainable economic development for the Y-K region for decades to come.

Steadfast Commitment to Advancing the Donlin Gold Project Up the Value Chain

Donlin Gold’s expansion of our investments and partnerships with the people and communities of the Y-K region is indicative of our commitment to advancing this exceptional project up the value chain. Indeed, the extensive and cumulative work invested into Donlin Gold to date has enhanced its value — and in the most responsible manner — to all stakeholders, Alaska residents as well as our shareholders.

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In the second quarter, activities advanced in five key areas at Donlin Gold: 1) we updated the geologic and resource models with the data derived from the extensive drill programs over the last three years; 2) all key project assumptions, inputs, and design components for optimization (mine engineering, metallurgy, hydrology, and infrastructure) were subjected to extensive analysis; 3) the fieldwork and geotechnical drilling were advanced to collect the necessary data to inform the design documentation for the Alaska Dam Safety certificates required for construction, as was the hydrological drilling to further define the depth and flow of groundwater in the areas of the planned Donlin Gold pit and surrounding infrastructure to support mine planning and design; 4) the remaining permits needed for the project proceeded through the regulatory process, while existing federal and state permits are maintained and the new air quality permit is anticipated to be issued by June 30, 2023; and 5) most importantly, as social license constitutes the cornerstone of our philosophy of creating a true win-win in Alaska, we built long-term value through continued engagement with our partners and stakeholders, while sustaining and even expanding project support in the Y-K region.

The successful execution of these activities at Donlin Gold would not be possible without a dedicated team in the Anchorage office and a committed workforce at camp — of which 63% are from the Y-K region. Over the past three months, our team has safely advanced site work and maintained open and transparent communication with all the project stakeholders. Thanks to their hard work, the 2023 field program at Donlin Gold is anticipated to be completed in July.

The comprehensive work being completed will provide valuable information for the Donlin Gold LLC board and its owners to consider with respect to an updated feasibility study decision.  The owners will continue to advance the Donlin Gold project in a financially disciplined manner with a particular focus on engineering excellence, environmental stewardship, a strong safety culture and continued community engagement.

Collaboration with Alaska Native Corporation Partners to Secure the Remaining State Permits

Donlin Gold continues to work closely with its Alaska Native Corporation partners, Calista and TKC, in supporting the Federal and State agencies to keep the project’s permits in good standing. Specifically, the team continues to support efforts to advance the Alaska Dam Safety certificates — with fieldwork anticipated to be completed next month.

Work on the new air quality permit based on updated air quality modeling and emissions controls information, and the regularly scheduled re-issuance of its Alaska Pollutant Discharge Elimination System (APDES) permit from the Alaska Department of Environmental Conservation (ADEC) is also underway. The new air quality permit is anticipated to be issued by June 30, 2023. ADEC has extended the existing APDES permit indefinitely until a new permit is finalized.

Two appeals of the Right-of-Way (ROW) lease for the portions of the natural gas pipeline on state lands were previously filed in Anchorage Superior Court, one by Earthjustice and Orutsararmiut Native Council (ONC) and a second by Robert Fithian, an outdoor business owner in the pipeline area.  The cases have been considered by the same judge.  On April 12, 2023, the Superior Court affirmed the Alaska Department of Natural Resources’ issuance of the ROW lease in the Earthjustice and ONC case. This decision has been appealed by Earthjustice to the Alaska Supreme Court. With respect to the Fithian case – a lodge owner in proximity to the proposed Donlin Gold natural gas pipeline, we anticipate a Superior Court decision by the end of the year.

On April 6, 2023, Earthjustice, together with ONC and two other Y-K villages, filed suit against the U.S. government in Anchorage federal District Court. The lawsuit asks the Court to invalidate the Joint Record of Decision, including the Clean Water Act Section 404 permit issued by the U.S. Army Corps of Engineers (“Corps”) and ROW lease for the portions of the pipeline on federal lands issued by the Bureau of Land Management of the U.S. Department of Interior. The U.S. Department of Justice (DOJ) will defend the issuance of the permits by those federal agencies. Donlin Gold and Calista have been granted intervenor status in this case.

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A key distinguishing factor which sets Donlin Gold apart from many other mining assets in the United States and around the world is the project’s location on private land, specially designated for mining activities through the Alaska Native Claims Settlement Act of 1971. To date, all appeals challenging Donlin Gold permits have been unsuccessful, often on multiple occasions, and we have full confidence in the process. We do not take this for granted. Our project leadership and litigation teams have always prepared and organized accordingly for potential challenges to the federal and state permitting processes. With the steadfast advocacy of Donlin Gold and its owners, we will continue to support the agencies in the defense of what constitutes an exceptionally thorough and diligent permitting process.

Longstanding Partnerships with Regional Stakeholders are Reinforced by Ongoing Engagement

Donlin Gold continues to work with Calista and TKC in all aspects of outreach and engagement throughout the Y-K region. Our commitment to meaningful tribal inclusion throughout project development and permitting has been reinforced by decades of reliable and dependable outreach with the communities in the project’s region. In the second quarter, Donlin Gold signed additional Shared Values Statements with two villages in the Y-K region, bringing the total to 14. These documents formalize current engagement with key local communities, expand upon the long-term relationships already established with them, and address specific community needs including: water, sewer and solid waste projects; the ice road that connects remote villages in the Y-K region; salmon and other aquatic life studies; and suicide prevention and public safety programs.

Furthermore, Donlin Gold was recognized as a leader for providing support to Crooked Creek, the village closest to the project site, following major spring flooding because of the ice break-up on the Kuskokwim River. Donlin Gold staff were on-site providing support, supplies, transportation, and comfort to those affected by the flood. Donlin Gold staff were able to fly over the river to take pictures and provide them to the State, which ultimately prompted the declaration of a state of emergency. A similar event occurred twelve years ago in Crooked Creek and Donlin Gold was then also privileged to be close by and provide much needed support.

In partnership with Calista and TKC, Donlin Gold held the first informational meeting for the SCAC in Aniak during the second quarter. All attendees, who hold varying perspectives on the Donlin Gold project, completed an application to join the SCAC. As part of the commitment between Donlin Gold, Calista and TKC, the Committee was established to maintain a well-defined process for communications, dialogue, problem-solving, and seeking the views of the broader community regarding subsistence matters.

In the past three months, visits were also made to Washington, D.C. to pursue bipartisan outreach to the Biden Administration and the U.S. Congress, including meetings with Senators Lisa Murkowski and Dan Sullivan, and with Representative Mary Peltola from the Y-K region. In early March, TKC, Calista and Crooked Creek held a tribal consultation meeting with the Corps’ Alaska District leadership to emphasize the benefits of the project, as well as the strength and transparency of the NEPA review and Federal permitting process. In early May, the village of Crooked Creek’s Traditional Council, which recently affirmed its support for the project, accompanied Calista and Donlin Gold on a visit with Administration and Congressional staff in Washington, D.C. In all of these meetings, Calista, Donlin Gold, and now Crooked Creek, highlighted the thoroughness of the project’s environmental review and permitting processes, as well as the deep partnerships that exist with Native Alaskans that own the land.

Long-Term Commitment to Supporting Local Communities and People of the Y-K Region

For NOVAGOLD, community and social responsibility represents a wide-ranging, essential activity that is core to all that we do at the Donlin Gold project site and in the communities of the Y-K region. It has been our consistent practicing philosophy for more than two decades. At the project level, Donlin Gold continues to work with Calista and TKC in all aspects of outreach and engagement throughout the Y-K region in the areas of education, health and safety, cultural traditions, and environmental initiatives.

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In partnership with Covenant House Alaska and Bethel Community Services, Donlin Gold has been developing an action plan to address the chronic and ongoing youth shelter and food security issues in the Y-K region. In the context of these efforts, space was successfully leased from Bethel Winter House to provide young adults aged 18 to 24 with shelter and food — with the grand opening taking place in the second quarter. Donlin Gold also helped the Chevak Search and Rescue team and provided funding to various health and safety initiatives of communities throughout the Y-K region. Donlin Gold also supported 52 villages as part of the annual Clean-up Green-up program, which aims to collect and dispose of trash from the tundra, roads, public areas and beaches in the Y-K region that accumulate over the winter months.

Education is a key component of Donlin Gold’s community engagement efforts. In the second quarter, Donlin Gold sponsored the Calista Education and Culture, Inc. — an organization that provides educational scholarships to Calista shareholders and descendants; the Rural Alaska Honors Institute — a competitive program that gives Alaska Native and Y-K region students an opportunity to discover college life with an in-dorm experience on the University of Alaska Fairbanks campus, and offers college credit courses; and the Lower Kuskokwim School District’s annual college and career fair with excellent student and vendor participation.

A Robust Treasury — and Exceptional People to Steward our Ascent

With $109 million in cash and term deposits as of May 31, 2023, and another $25 million due in July 2023 from Newmont, we believe that we have sufficient resources to cover anticipated costs to fund our share of the Donlin Gold project through an updated feasibility study.

At the end of the day, of course, it’s always about the people. Thus, in closing, I wish to extend my sincere gratitude to the dedicated professionals at NOVAGOLD — from our employees all the way to the Board of Directors, and to Donlin Gold, Barrick, Alaska Native Corporation partners Calista and TKC, contractors, and representatives from the federal and state agencies who adhere to best practices so that we can responsibly advance this consequential, high-quality gold asset up the value chain.

Last but certainly not least, I wish to thank each and every single one of our dedicated shareholders for choosing to invest in NOVAGOLD, as well as for their engagement, patience, and valuable insight over the years. We look forward to continuing to deliver on our promises and to keeping an open line of communication between us as we aim to reach further milestones and achievements together in 2023.

Sincerely,

Gregory A. Lang

President & CEO

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Financial Results

in thousands of U.S. dollars, except for per share amounts

	Three months ended May 31, 2023 $	Three months ended May 31, 2022 $	Six months ended May 31, 2023 $	Six months ended May 31, 2022 $
General and administrative expense (1)	5,535	5,371	11,142	10,548
Share of losses – Donlin Gold	7,543	8,441	12,018	12,481
Total operating expenses	13,078	13,812	23,160	23,029

Loss from operations	(13,078)	(13,812)	(23,160)	(23,029)
Interest expense on promissory note	(3,212)	(1,684)	(6,156)	(3,196)
Accretion of notes receivable	217	209	434	419
Other income, net	1,424	317	3,649	841
Income tax expense	—	—	(75)	—
Net loss	(14,649)	(14,970)	(25,308)	(24,965)

Loss per share, basic and diluted	(0.04)	(0.04)	(0.08)	(0.07)

			At	At
			May 31, 2023 $	November 30, 2022 $
Cash and term deposits			108,954	125,882
Total assets			142,870	159,189
Total liabilities			134,065	129,286

(1) Includes share-based compensation expense of $2,140 and $2,105 in the second quarter of 2023 and 2022, respectively, and $4,301 and $54,196 in the first six months of 2023 and 2022, respectively.

In the second quarter of 2023, net loss decreased by $0.3 million from 2022, primarily due to lower field expenses at Donlin Gold and increased interest income on cash and term deposits, partially offset by an increase in interest expense on the promissory note and higher corporate travel and legal expenses. Donlin Gold expenses were lower in the second quarter of 2023 with fieldwork and geotechnical drilling for the Alaska Dam Safety certificates and hydrological drilling to support mine planning and design in the second quarter of 2023, compared to the large exploration drilling program in the second quarter of 2022.

In the first six months of 2023, net loss increased by $0.3 million from 2022, primarily due to an increase in interest expense on the promissory note and higher corporate travel and legal expenses, partially offset by increased interest income and other income related to the 2021 sale of the Company’s interest in the San Roque mineral property.

Liquidity and Capital Resources

In the second quarter of 2023, cash and cash equivalents decreased by $7.2 million, mainly to fund our share of Donlin Gold and for corporate administrative expenses. The decrease in cash used in operating activities in the second quarter of 2023 compared to 2022 was primarily due to interest proceeds received on cash and term deposits. The increase in cash used in investing activities was due to proceeds from term deposits in the second quarter of 2022, partially offset by reduced funding of Donlin Gold in the second quarter of 2023.

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In the first six months of 2023 cash and cash equivalents decreased by $16.9 million, mainly to fund our share of Donlin Gold and for corporate administrative expenses. The decrease in cash used in operating activities in the first six months of 2023 compared to 2022 was primarily due to interest proceeds received on cash and term deposits in 2023, and the timing of corporate liability insurance payments and withholding tax paid on share-based compensation in 2022 (no Performance Share Units vested in 2023). The increase in cash used in investing activities was due to proceeds from term deposits in 2022, partially offset by reduced funding of Donlin Gold and proceeds received from the sale of the Company’s interest in the San Roque mineral property in 2023.

2023 Outlook

We anticipate spending approximately $31 million in 2023, which includes $17 million to fund the Donlin Gold project, $13 million for corporate general and administrative costs, and $1 million for working capital and other items.

NOVAGOLD’s primary goals for the remainder of 2023 include continuing to advance the Donlin Gold project toward a construction decision; maintaining support for Donlin Gold among the project’s stakeholders; promoting a strong safety, sustainability, and environmental culture; maintaining a favorable reputation of NOVAGOLD; and preserving a healthy balance sheet. Our operations primarily relate to the delivery of project milestones, including the achievement of various technical, environmental, sustainable development, economic and legal objectives, obtaining necessary permits, completion of pre-feasibility and feasibility studies, preparation of engineering designs, and the financing to fund these objectives.

Conference Call & Webcast Details

NOVAGOLD’s conference call and webcast to discuss these results will take place on June 28, 2023, at 8:00 am PT (11:00 am ET). The webcast and conference call-in details are provided below.

Video Webcast:	www.novagold.com/investors/events/

North American callers:	1-800-319-4610

International callers:	1-604-638-5340

NOVAGOLD’s quarterly reporting schedule for the remainder of 2023 will be as follows:

Q3 2023 – Tuesday, October 3, 2023; financial statements and a Donlin Gold project update will be released after market close. A conference call and webcast will be held on Wednesday, October 4, 2023 at 11 a.m. ET / 8 a.m. ET to discuss Q3 financial results.

About NOVAGOLD

NOVAGOLD is a well-financed precious metals company focused on the development of its 50%-owned Donlin Gold project in Alaska, one of the safest mining jurisdictions in the world. With approximately 39 million ounces of gold in the Measured and Indicated Mineral Resource categories, inclusive of Proven and Probable Mineral Reserves (541 million tonnes at an average grade of approximately 2.24 grams per tonne, in the Measured and Indicated Resource categories on a 100% basis)2, the Donlin Gold project is regarded to be one of the largest, highest-grade, and most prospective known open-pit gold deposits in the world. According to the 2021 Technical Report and the S-K 1300 Report (both as defined below), once in production, the Donlin Gold project is expected to produce an average of more than one million ounces per year over a 27-year mine life on a 100% basis. The Donlin Gold project has substantial exploration potential beyond the designed footprint of the open pit which currently covers three kilometers of an approximately eight-kilometer-long gold-bearing trend. Current activities at the Donlin Gold project are focused on State permitting, engineering studies, community outreach, and workforce development in preparation for the eventual construction and operation of this project. With a strong balance sheet, NOVAGOLD is well-positioned to fund its share of permitting and advancement efforts at the Donlin Gold project.

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2 Donlin Gold data as per the report entitled “NI 43-101 Technical Report on the Donlin Gold Project, Alaska, USA” with an effective date of June 1, 2021 (the “2021 Technical Report”) and the report titled “S-K 1300 Technical Report Summary on the Donlin Gold Project, Alaska, USA” (the “S-K 1300 Report”), current as of November 30, 2021. Donlin Gold possesses Measured Resources of approximately 8 Mt grading 2.52 g/t and Indicated Resources of approximately 534 Mt grading 2.24 g/t, each on a 100% basis and inclusive of Mineral Reserves, of which approximately 4 Mt of Measured Resources and approximately 267 Mt of Indicated Resources inclusive of Reserves is attributable to NOVAGOLD through its 50% ownership interest in Donlin Gold LLC. Exclusive of Mineral Reserves, Donlin Gold possesses Measured Resources of approximately 1 Mt grading 2.23 g/t and Indicated Resources of approximately 69 Mt grading 2.44 g/t, of which approximately 0.5 Mt of Measured Resources and approximately 35 Mt of Indicated Resources exclusive of Mineral Reserves is attributable to NOVAGOLD. Donlin Gold possesses Proven Reserves of approximately 8 Mt grading 2.32 g/t and Probable Reserves of approximately 497 Mt grading 2.08 g/t, each on a 100% basis, of which approximately 4 Mt of Proven Reserves and approximately 249 Mt of Probable Reserves is attributable to NOVAGOLD. Mineral Reserves and Resources have been estimated in accordance with NI 43-101 and S-K 1300.

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NOVAGOLD Contacts:

Mélanie Hennessey

Vice President, Corporate Communications

604-669-6227 or 1-866-669-6227

Cautionary Note Regarding Forward-Looking Statements

This media release includes certain “forward-looking information” and “forward-looking statements” (collectively “forward-looking statements”) within the meaning of applicable securities legislation, including the United States Private Securities Litigation Reform Act of 1995. Forward-looking statements are frequently, but not always, identified by words such as “expects”, “anticipates”, “believes”, “intends”, “estimates”, “potential”, “possible”, and similar expressions, or statements that events, conditions, or results “will”, “may”, “could”, “would” or “should” occur or be achieved. Forward-looking statements are necessarily based on several opinions, estimates and assumptions that management of NOVAGOLD considered appropriate and reasonable as of the date such statements are made, are subject to known and unknown risks, uncertainties, assumptions, and other factors that may cause the actual results, activity, performance, or achievements to be materially different from those expressed or implied by such forward-looking statements. All statements, other than statements of historical fact, included herein are forward-looking statements. These forward-looking statements include statements regarding the implementation of the corporate climate change policy and the biodiversity policy; the anticipated timing of certain judicial and/or administrative decisions; the 2023 outlook; the timing and potential for a new feasibility study on the Donlin Gold project; our goals and planned expenditures for the remainder of 2023; ongoing support provided to key stakeholders including Alaska Native Corporation partners; Donlin Gold’s continued support for the state and federal permitting process; the potential development and construction of the Donlin Gold project; the sufficiency of funds to continue to advance development of Donlin Gold, including to a construction decision; perceived merit of properties; mineral reserve and mineral resource estimates; Donlin Gold’s ability to secure the permits needed to construct and operate the Donlin Gold project in a timely manner, if at all; legal challenges to Donlin Gold’s existing permits and the timing of decisions in those challenges; whether the Donlin Gold LLC Board will continue to advance the Donlin Gold project up the value chain; the success of the strategic mine plan for the Donlin Gold project; the success of the Donlin Gold community relations plan; the outcome of exploration drilling at the Donlin Gold project and the timing thereof; and the conversion of Galore Creek into a mine and the receipt of $25 million due in July 2023 from Newmont and the $75 million contingent payment from Newmont. In addition, any statements that refer to expectations, intentions, projections or other characterizations of future events or circumstances are forward-looking statements. Forward-looking statements are not historical facts but instead represent the expectations of NOVAGOLD management’s estimates and projections regarding future events or circumstances on the date the statements are made. Important factors that could cause actual results to differ materially from expectations include the need to obtain additional permits and governmental approvals; the timing and likelihood of obtaining and maintaining permits necessary to construct and operate; the need for additional financing to explore and develop properties and availability of financing in the debt and capital markets; the coronavirus global pandemic (COVID-19); uncertainties involved in the interpretation of drill results and geological tests and the estimation of reserves and resources; changes in mineral production performance, exploitation and exploration successes; changes in national and local government legislation, taxation, controls or regulations and/or changes in the administration of laws, policies and practices, expropriation or nationalization of property and political or economic developments in the United States or Canada; the need for continued cooperation between Barrick and NOVAGOLD for the continued exploration, development and eventual construction of the Donlin Gold property; the need for cooperation of government agencies and Native groups in the development and operation of properties; risks of construction and mining projects such as accidents, equipment breakdowns, bad weather, disease pandemics, non-compliance with environmental and permit requirements, unanticipated variation in geological structures, ore grades or recovery rates; unexpected cost increases, which could include significant increases in estimated capital and operating costs; fluctuations in metal prices and currency exchange rates; whether or when a positive construction decision will be made regarding the Donlin Gold project; and other risks and uncertainties disclosed in NOVAGOLD’s most recent reports on Forms 10-K and 10-Q, particularly the "Risk Factors" sections of those reports and other documents filed by NOVAGOLD with applicable securities regulatory authorities from time to time. Copies of these filings may be obtained by visiting NOVAGOLD’s website at www.novagold.com, or the SEC's website at www.sec.gov, or at www.sedar.com. The forward-looking statements contained herein reflect the beliefs, opinions and projections of NOVAGOLD on the date the statements are made. NOVAGOLD assumes no obligation to update the forward-looking statements of beliefs, opinions, projections, or other factors, should they change, except as required by law.

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